EXHIBIT 23
                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (No. 33-63436) and Form S-8 (No. 33-44115, No. 33-31819, No. 33-23504, No. 33-7499, No. 2-89925,
No. 33-10106, No. 33-38044, and No. 33-16987) of Compaq Computer Corporation of our report dated January 25, 1994, which appears on page 13 of this Form 10-K for the year ended December 31, 1993. We also consent to the reference to us under the heading "Selected Consolidated Financial Data" in this Form 10-K. However, it should be noted that Price Waterhouse has not prepared or certified such "Selected Consolidated Financial Data."


PRICE WATERHOUSE

Houston, Texas
January 25, 1994